FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).



                    U. S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

Ashken                              Ian                 G.H.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Jarden Corporation
555 Theodore Fremd Avenue
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                                    (Street)

Rye                                 NY                   10580
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Jarden Corporation (JAH)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     November 8, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |x|  Director                             |_|  10% Owner

     |x|  Officer (give title below)           |_|  Other (specify below)

     Vice Chairman, Chief Financial Officer, and Secretary
     ____________________________________________________________________

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |x|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________





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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                            2.         2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            Trans-     Deemed       Transaction  (Instr. 3 and 4)                Following      Direct    Nature of
                            action     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          Date       Date, if any (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           (Month/    (Month/      ------------                 or              (Instr. 3      (I)       Ownership
(Instr. 3)                  Day/Year)  Day/Year)     Code     V      Amount      (D)    Price    and 4)         (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                11/5/02                   S              1,003       D(1)  $21.4643

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Common Stock                11/6/02                   S              8,693       D(1)  $21.2207

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Common Stock                11/7/02                   S              5,625       D(1)  $21.5853

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Common Stock                11/8/02                   S              2,679       D(1)  $20.754      340,652         D(2)

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====================================================================================================================================

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise    3.       Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   Trans-   tion    action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      action   Date, if Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  Date     Any      (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   (Month   (Month   8)       4 and 5)      Date     Expira-            Number  ity     actions  (I)      ship
Security     Secur-  /Day     /Day     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     /Year)   /Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

Stock Options  $19.35                                           (3)    7/2/12    Common   150,000         150,000     D
(Right to Buy)                                                                    Stock
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
(1) These securities were sold pursuant to a stock trading plan adopted by Mr. Ashken in accordance with the guidelines specified by the Securities and Exchange Commission's Rule 10b5-1 under the Securities Exchange Act of 1934.
(2) Mr. Ashken entered into a voting agreement, dated as of August 22, 2002, with Martin Franklin, pursuant to which Mr. Franklin has the power to vote, or direct the vote, over all of these 340,652 shares.
(3) Exercisable in four equal annual installments beginning on July 2, 2003.


*     If the Form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

/s/ Ian G.H. Ashken                                      November 11, 2002
---------------------------------------------            -----------------------
**Signature of Reporting Person                          Date